Exhibit 10.2

VEECO INSTRUMENTS INC. 2010 STOCK INCENTIVE PLAN
NOTICE AND AGREEMENT OF STOCK OPTION AWARD

Veeco Instruments Inc. (the “Company”) is pleased to confirm the award to the individual named below (the “Grantee”) of an option to purchase shares of Common Stock (the “Option”), subject to the terms and conditions of this Notice and Agreement of Stock Option Award (the “Notice”), the Veeco Instruments Inc. 2010 Stock Incentive Plan, as amended from time to time (the “Plan”) and the terms and conditions set forth in the Veeco Instruments Inc. Terms and Conditions of Stock Option Award (2012) (the “Terms and Conditions”) attached hereto, as follows.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Grantee:

Award Date:

Exercise Price per Share:

Total Number of Shares Subject
to the Option (the “Shares”):

Expiration Date:                                                                                                                                                      The tenth (10th) anniversary of the Award Date

Exercise Period following Normal
Termination (as defined in Section
3.2 of the Terms and Conditions):                                                         Ninety (90) Days

Vesting Schedule:  Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Plan and the Terms and Conditions, the Option may be exercised, in whole or in part, in accordance with the following schedule:  One-third (1/3) of the Shares subject to the Option shall vest on each of the first three (3) anniversaries of the Award Date.

Additional Provisions:

This Option shall be subject to the terms and conditions set forth in the Veeco Instruments Inc. Terms and Conditions of Stock Option Award (2012) (the “Terms and Conditions”).  As a condition to receiving this Option Award, Grantee agrees to be bound by the terms of the Company’s current Employee Confidentiality and Inventions Agreement (the “Employee NDA”), a copy of which is attached hereto as Exhibit A.  If Grantee has not already done so, Grantee agrees to execute a copy of the Employee NDA to further evidence Grantee’s agreement to those terms.

Grantee must sign this Notice and return it to the Company’s Compensation Department on or before                   , 2012 or the Option will be forfeited.  You can deliver your signed Grant Agreement by mail, addressed to Compensation Department, Terminal Drive, Plainview, New York 11803, by fax at 1-516-714-1212 or email at Compensation@Veeco.com.

VEECO INSTRUMENTS INC.

Name: Robert W. Bradshaw
Title: Sr. Vice President, Human Resources

Grantee	Date

VEECO INSTRUMENTS INC. 2010 STOCK INCENTIVE PLAN

TERMS AND CONDITIONS OF STOCK OPTION AWARD
(2012)

These TERMS AND CONDITIONS OF STOCK OPTION AWARD (2012) (these “Terms and Conditions”) apply to any award by Veeco Instruments Inc., a Delaware corporation (the “Company”), of an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Veeco Instruments Inc. 2010 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), which specifically references these Terms and Conditions.

ARTICLE 1
STOCK OPTION AWARD

1.1          Award of Option.  The Company hereby awards the Grantee (the “Grantee”) named in the Notice and Agreement of Stock Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares of Common Stock subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, the Plan, and these Terms and Conditions.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Terms and Conditions.

1.2          Type of Option.  The Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.  Accordingly, the Option is a Non-Qualified Stock Option.

ARTICLE 2
EXERCISE OF OPTION

2.1          Right to Exercise.  The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and these Terms and Conditions.  The Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction.  The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator.  In no event shall the Company issue fractional Shares.

2.2          Method of Exercise.  The Option shall be exercisable by delivery of an exercise notice or by such other procedure as specified from time to time by the Administrator which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator.  The exercise notice shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price and all applicable income and employment taxes required to be withheld.  The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the Exercise Price and all applicable withholding taxes, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 2.5(e) below to the extent such procedure is available to the Grantee at the time of exercise and such an exercise would not violate any Applicable Law.

2.3          Taxes.  No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Grantee incident to the receipt of Shares.  Upon exercise of the Option, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax withholding obligations.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Option, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

2.4          Section 16(b).  Notwithstanding any provision of these Terms and Conditions to the contrary, other than termination of the Grantee’s Continuous Service for Cause, if a sale within the applicable time periods set forth in Sections 3.2, 3.3 or 3.4 herein of Shares acquired upon the exercise of the Option would subject the Grantee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such Shares by the Grantee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Grantee’s termination of Continuous Service, or (iii) the date on which the Option expires.

2.5          Method of Payment.  Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law and, provided further, that the portion of the Exercise Price equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(a)           cash;

(b)           check;

(c)           at the sole discretion of the Administrator, surrender of Shares held for the requisite period, if any, necessary to avoid a charge to the Company’s earnings for financial reporting purposes, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised;

(d)           at the sole discretion of the Administrator, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(e)           payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

ARTICLE 3
LIMITATIONS ON EXERCISE

3.1          Restrictions on Exercise.  The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws.  If the exercise of the Option within the applicable time periods set forth in Sections 3.2, 3.3 and 3.4 of these Terms and Conditions is prevented by the provisions of this Section 3.1, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

3.2          Normal Termination.  In the event the Grantee’s Continuous Service terminates in a Normal Termination, the Grantee may, but only during the Exercise Period following Normal Termination set forth in the Notice, exercise the portion of the Option that was vested at the date of such termination (the “Termination Date”).  The Exercise Period following Normal Termination shall commence on the Termination Date.  Notwithstanding the foregoing, if the Grantee undergoes a Normal Termination and resumes Continuous Service as an Employee during the Exercise Period following Normal Termination, the Grantee shall not be considered to have undergone a termination of Continuous Service and the Option shall continue to be outstanding according to its terms.  In no event shall the Option be exercised later than the Expiration Date set forth in the Notice.  “Normal Termination” means the termination of the Grantee’s Continuous Service (i) by the Company or a Related Entity without Cause, or (ii) due to Disability.  Except as provided in Sections 3.3 and 3.4 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Exercise Period following Normal Termination, the Option shall terminate.

3.3          Other Termination.  In the event of termination of the Grantee’s Continuous Service other than in a Normal Termination or due to the Grantee’s death, the Grantee’s right to exercise the Option shall, except as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service (also the “Termination Date”).

3.4          Death of Grantee.  In the event of the termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the Grantee’s death during the Exercise Period following Normal Termination or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the person who acquired the right to exercise the Option pursuant to Section 4.1 may exercise the portion of the Option that was vested at the date of termination within twelve (12) months commencing on the date of death (but in no event later than the Expiration Date).  To the extent that the Option was unvested on the date of death, or if the vested portion of the Option is not exercised within the time specified herein, the Option shall terminate.

3.5          Term of Option.  The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein.  After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

3.6          Certain Changes in Capitalization.  If the shares of the Company’s Common Stock as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Administrator, subject to the provisions of the Plan and these Terms and Conditions, shall have the discretion and power to make an appropriate and proportionate adjustment in the number and kind of Shares subject to the Award, the Exercise Price of the Award, as well as any other terms that the Administrator determines require adjustment to the end that after such event the Grantee’s proportionate interest shall be maintained as before the occurrence of such event.  Any such adjustment made by the Administrator shall be final and binding upon the Grantee, the Company and all other interested persons.

ARTICLE 4
OTHER PROVISIONS

4.1          Transferability of Option.  The Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Grantee only by the Grantee.  Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.  Following the death of the Grantee, the Option, to the extent provided in Section 3.4, may be exercised (a) by the person or persons designated under the deceased Grantee’s beneficiary designation or (b) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution.  The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

4.2          Tax Consequences.  The Grantee may incur tax liability as a result of the Grantee’s purchase or disposition of the Shares.  THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.  It is the intent of the Company that the Option be exempt from Section 409A of the Code (“Section 409A”).  Nevertheless, the Company makes no representation that the Option will be exempt from or comply with Section 409A and makes no undertaking to prevent Section 409A from applying to the Option or to mitigate its effects on the Option.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A.

4.3          No Right to Continued Employment.  Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon the Grantee any right to continue in the service of the Company or any Related Entity or shall interfere with or restrict in any way the rights of the Company or any Related Entity, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Grantee.

4.4          No Right to Future Awards.  Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon the Grantee any right with respect to future Awards under the Plan, or any right with respect to any other award under any plan of the Company or any Related Entity.

4.5          Entire Agreement: Governing Law.  The Notice, these Terms and Conditions and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  Nothing in the Notice, the Plan and these Terms and Conditions (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.  The Notice, the Plan and these Terms and Conditions are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice, the Plan or these Terms and Conditions be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

4.6          Construction.  The captions used in the Notice and these Terms and Conditions are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

4.7          Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or these Terms and Conditions shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

4.8          Venue and Waiver of Jury Trial.  The Company, the Grantee, and the Grantee’s assignees pursuant to Section 4.1 (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or these Terms and Conditions shall be brought in the United States District Court for the Eastern District of New York (or should such court lack jurisdiction to hear such action, suit or proceeding, in a New York state court in the County of Nassau) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.  If any one or more provisions of this Section 4.8 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

4.9          Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Grantee to his address shown in the Company records, and to the Company at its principal executive office.

4.10        Severability.  The invalidity or unenforceability of any paragraph or provision of these Terms and Conditions shall not affect the validity or enforceability of any other paragraph or provision, and all other provisions shall remain in full force and effect.  If any provision of these Terms and Conditions is held to be excessively broad, then such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

4.11        Certain Provisions Applicable to Grantees Employed at International Locations.  The Company will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax-Related Items”) withholding and reporting in connection with the Award.  These requirements may change from time to time as laws or interpretations change.  Regardless of the actions of the Company in this regard, Grantee hereby acknowledges and agrees that the ultimate liability for any and all Tax-Related Items is and remains his or her responsibility and liability and that the Company makes no representations nor undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the Award and does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability regarding Tax-Related Items.  In the event that the Company must withhold any Tax-Related Items in connection with the Award, Grantee agrees to make arrangements satisfactory to the Company to satisfy all withholding requirements.  Grantee authorizes the Company to withhold all applicable Tax-Related Items legally due from the Grantee from his or her wages or other cash compensation paid him or her by the Company and/or reduce the number of

Shares delivered to Grantee at the time of Option exercise, as contemplated by Section 2.3 above, to satisfy such Tax-Related Items.

4.12        Data Privacy.  Grantee consents to the collection, use and transfer of personal data as described in this Section.  Grantee understands that the Company and its Subsidiaries hold certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock (restricted or otherwise) awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of managing and administering the Plan (“Data”).  Grantee further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”).  Grantee understands that these Data Recipients may be located in the Grantee’s country of residence, the European Economic Area, or elsewhere throughout the world, such as the United States.  Grantee authorizes the Data Recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Grantee’s behalf, to a broker or other third party with whom Grantee may elect to deposit any Shares acquired pursuant to the Option.  Grantee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company.  Withdrawal of consent may, however, affect Grantee’s ability to participate in the Plan.

*   *   *   *   *